As filed with the Securities and Exchange Commission on December 21, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Echelon Corporation
(Exact name of registrant as specified in its charter)

Delaware	77‑0203595
(State or other jurisdiction of incorporation or organization)	(IRS employer identification no.)
2901 Patrick Henry Drive
Santa Clara, California 95054
(Address of principal executive offices) (Zip code)

Echelon Corporation 2016 Equity Incentive Plan
(Full title of the plan)

Alicia Jayne Moore
Chief Legal and Administration Officer
Echelon Corporation
2901 Patrick Henry Drive
Santa Clara, California 95054
(408) 938-5200
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Larry Sonsini
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share, reserved for issuance pursuant to the Echelon Corporation 2016 Equity Incentive Plan	903,427 (2)	$4.98 (3)	$4,499,066.46	$521.45

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Echelon Corporation (the “Registrant”) that become issuable under the Echelon Corporation 2016 Equity Incentive Plan (the “2016 Plan”) from time to time by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)
Shares of common stock reserved for issuance under the 2016 Plan consist of 500,000 shares of common stock to be issued pursuant to future awards under the 2016 Plan plus (i) any Shares that were available for grant under the Echelon Corporation 1997 Stock Plan, as amended and restated (the “1997 Plan”) as of immediately prior to the termination of the 1997 Plan, plus (ii) any Shares subject to stock options, restricted stock units, performance shares or similar awards granted under the 1997 Plan that, after the termination of the 1997 Plan, expire or otherwise terminate without having vested or without having been exercised in full and Shares issued pursuant to awards granted under the 1997 Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the 2016 Plan as a result of clauses (i) and (ii) equal to 403,427.

(3)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $4.98 per share, which represents the average of the high and low sale prices of the Registrant’s common stock as reported on The NASDAQ Stock Market on December 20, 2016.

ECHELON CORPORATION
REGISTRATION STATEMENT ON FORM S-8
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference
Echelon Corporation (the “Registrant”) hereby incorporates by reference in this registration statement the following documents:

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission (the “Commission”) on March 30, 2016, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)
All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above (other than information in any Current Report on Form 8-K deemed to have been furnished and not filed in accordance with the rules of the Commission and, except as may be noted in any such Form 8-K, exhibits filed on such Form 8-K that are related to such information); and

(c)
The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed with the Commission on June 2, 1998 pursuant to Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel
Not applicable.

Item 6.	Indemnification of Directors and Officers
Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.
Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
Section 145 of the Delaware General Corporation Law further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) a corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
The Registrant’s certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware General Corporation Law. Article VI of the Registrant’s bylaws provides indemnification of the Company’s directors and officers to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into indemnification agreements with its directors and officers, and the Registrant maintains insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as officers and directors of the Registrant.

Item 7.	Exemption From Registration Claimed
Not applicable.

Item 8.	Exhibits
See the Exhibit Index following the signatures page(s) to this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings
A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on December 21, 2016.

ECHELON CORPORATION

By:	/s/ Ronald A. Sege
Ronald A. Sege Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Ronald A. Sege and C. Michael Marszewski, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Ronald Sege	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	December 21, 2016
Ronald Sege

/s/ C. Michael Marszewski	Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	December 21, 2016
C. Michael Marszewski

s/ Armas Clifford Markkula, Jr	Vice Chairman	December 18, 2016
Armas Clifford Markkula, Jr.

/s/ Robert J. Finocchio, Jr.	Director	December 21, 2016
Robert J. Finocchio, Jr

/s/ Robert R. Maxfield	Director	December 15, 2016
Robert R. Maxfield

/s/ Betsy Rafael	Director	December 20, 2016
Betsy Rafael

EXHIBIT INDEX

Exhibit Number	Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date
4.1	Form of common stock certificate of Registrant.	S-1/A	333-55719	4.1	July 9, 1998
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto).
24.1	Power of Attorney (contained on signature page hereto).
99.1	2016 Equity Incentive Plan and form agreements thereunder.	DEF 14A	001-37755	Appendix A	August 26, 2016